Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
PERELLA WEINBERG PARTNERS
Pursuant to Section 242 of the General
Corporation Law of the State of Delaware (the “DGCL”)
Perella Weinberg Partners, a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:
FIRST: Clause (8) of Article FIFTH of the Corporation’s Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:
(8) No director or Officer (as defined below) shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or Officer; provided, however, that, to the extent required by the provisions of Section 102(b)(7) of the DGCL or any successor statute, or any other laws of the State of Delaware, this provision shall not eliminate or limit the liability of(i) a director or Officer for any breach of the director’s or Officer’s duty of loyalty to the Corporation or its stockholders, (ii) a director or Officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL, (iv) a director or Officer for any transaction from which the director or Officer derived an improper personal benefit or (v) an Officer in any action by or in the right of the Corporation. If the DGCL is amended after the date of this Restated Certificate of Incorporation to authorize the further elimination or limitation of the liability of directors or Officers, then the liability of a director or Officer of the Corporation, in addition to the limitation on personal liability provided in this Restated Certificate of Incorporation, shall be limited to the fullest extent permitted by the DGCL, as so amended. Any amendment, repeal or elimination of this Clause (8) of Article FIFTH shall not affect its application with respect to an act or omission by a director or Officer occurring before such amendment, repeal or elimination. All references in this Clause (8) of Article FIFTH to an “Officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer,” as defined in Section 102(b)(7) of the DGCL.
SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL.
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IN WITNESS WHEREOF, Perella Weinberg Partners has caused this Certificate to be duly executed in its corporate name this 24th day of May, 2024.

PERELLA WEINBERG PARTNERS

Date: May 24, 2024	By:	/s/ ALEXANDRA GOTTSCHALK
Alexandra Gottschalk
Chief Financial Officer
(Principal Executive Officer)